Exhibit 5.2

Our ref:  APP/645123-000007/63618129

KKR Group Partnership L.P.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

31 March 2021

KKR Group Partnership L.P.

We have acted as counsel as to Cayman Islands law to KKR Group Partnership L.P. (the "Partnership"), a Cayman Islands exempted limited partnership, and to KKR Group Holdings Corp. (the "General Partner"), a foreign company incorporated or established in the State of Delaware, U.S.A., in connection with the Company's registration statement of KKR & Co. Inc. ("KKR & Co") on Form S-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act") (including its exhibits, the "Registration Statement") for the purposes of, registering with the Commission under the Act, the offering of certain securities of KKR & Co, which may be guaranteed by the Partnership (each, a "Guarantee").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of registration dated 14 August 2019 of the General Partner as a foreign company under Part IX of the Companies Act (As Revised) (the "Companies Law").

1.2	The certificate of registration of the Partnership as an exempted limited partnership under section 9 of the Exempted Limited Partnership Act (As Revised) (the "Law").

1.3	The statement signed on behalf of KKR Fund Holdings GP Limited pursuant to section 9(1) of the Law relating to the Partnership and the statements filed under section 10 of the Law.

1.4	The third amended and restated limited partnership agreement of the Partnership dated 1 January 2020 between, among others, the General Partner and each of the limited partners named therein,

as amended by the amendment no.1 to the third amended and restated limited partnership agreement of the Partnership dated 14 August 2020 (the "Partnership Agreement").

1.5	The certificate of good standing in relation to the General Partner issued by the Registrar of Companies dated 24 March 2021.

1.6
The certificate of good standing in relation to the Partnership issued by the Registrar of Exempted Limited Partnerships dated 23 March 2021 (together with the certificate of good standing in relation to the General Partner, referred to as the "Certificates of Good Standing").

1.7	A certificate of the General Partner, a copy of which is attached to this opinion (the "General Partner's Certificate").

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the General Partner's Certificate and the Certificates of Good Standing.  We have also relied upon the following assumptions, which we have not independently verified:

2.1
The existence and good standing of the General Partner as a Delaware corporation and the due authorisation, execution and unconditional delivery of the Partnership Agreement by the General Partner and by the General Partner on behalf of the Partnership, in each case as a matter of Delaware law and all other relevant laws (other than the laws of the Cayman Islands).

2.2	Each Guarantee has been or, as the case may be, or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.

2.3	The Partnership Agreement has not been amended, varied, waived or supplemented.

2.4	The choice of Cayman Islands law as the governing law of the Partnership Agreement has been made in good faith.

2.5
Copies of the documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.6	All signatures, initials and seals are genuine.

2.7
The final execution version of the Partnership Agreement that has been, or will be, executed as a deed existed, or will exist, at the moment of execution as a single physical document (whether in counterpart or not) including the entire body of each such document, the signature pages and any annexes and/or schedules thereto.

2.8	Each party has the capacity, power, authority and legal right under all relevant laws and regulations (other than, with respect to the General Partner and the Partnership, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under each Guarantee.

2.9
There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the General Partner or the Partnership prohibiting or restricting each of them from entering into and performing their obligations under e.

2.10
No monies paid to or for the account of any party under the Partnership Agreement or any property received or disposed of by any party to the Partnership Agreement in each case in connection with the Partnership Agreement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.11	At all times the affairs of each of the General Partner and the Partnership have been conducted in accordance with the Partnership Agreement.

2.12	As a matter of all relevant laws (other than the laws of the Cayman Islands), the transactions in respect of the Guarantees do not breach any conditions contained within the Partnership Agreement.

2.13
All necessary consents have been given, actions taken and conditions met or validly waived pursuant to the Partnership Agreement and the transactions contemplated in respect of the Guarantees do not breach or conflict with any other agreement into which the Partnership or the General Partner has entered prior to the date of this opinion (other than the Partnership Agreement).

2.14	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.

2.15	The Court Register constitutes a complete record of the proceedings before the Grand Court as at the time of the Litigation Search (as those terms are defined below).

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The General Partner has been duly registered as a foreign company under Part IX of the Companies Law and is in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2
The Partnership has been duly formed and registered and is validly existing and in good standing with the Registrar of Exempted Limited Partnerships as an exempted limited partnership under the laws of the Cayman Islands.

3.3
The execution, delivery and performance of a Guarantee by the Partnership and upon the authorisation, execution and unconditional delivery of such Guarantee by the General Partner acting in its capacity as general partner of the Partnership, such Guarantee will have been duly executed and delivered by the Partnership and will constitute the legal, valid and binding obligations of the Partnership enforceable in accordance with its terms.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Partnership under the Partnership Agreement will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)
enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting, or affecting the rights of creditors;

(b)
enforcement may be limited by general principles of equity.  For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)
where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)
the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment.  If the Partnership becomes insolvent or the partners are made subject to an insolvency proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Partnership determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)
arrangements that constitute penalties, generally, will not be enforceable; Under the Law, however, those provisions of the Partnership Agreement which provide that where the General Partner or Limited Partner fails to perform any of its obligations under, or otherwise breaches the provisions of, the Partnership Agreement the General Partner or Partner may be subject to or suffer remedies for, or consequences of, the failure or breach specified in the Partnership Agreement or otherwise applicable under any law then those remedies or consequences shall not be unenforceable solely on the basis that they are penal in nature;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)
the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Partnership Agreement in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)
any provision in a document which is governed by Cayman Islands law purporting to impose obligations on a person who is not a party to such document (a "third party") is unenforceable against that third party. Any provision in a document which is governed by Cayman Islands law purporting to grant rights to a third party is unenforceable by that third party, except to the extent that such document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act (As Revised) of the Cayman Islands);

(k)	any provision of a document which is governed by Cayman Islands law which expresses any matter to be determined by future agreement may be void or unenforceable; and

(l)
we reserve our opinion as to the enforceability of the relevant provisions of the Partnership Agreement to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions.

4.2	Applicable court fees will be payable in respect of the enforcement of the Partnership Agreement.

4.3	Cayman Islands stamp duty may be payable if the original Partnership Agreement are brought to or executed in the Cayman Islands.

4.4
Notwithstanding registration, an exempted limited partnership is not a separate legal person distinct from its partners.  An exempted limited partnership must act through its general partner and all agreements and contracts must be entered into by or on behalf of the general partner (or any agent or delegate of the general partner) on behalf of the exempted limited partnership.  References in this opinion to the "Partnership" taking any action (including executing any agreements) should be construed accordingly.

4.5
To maintain the General Partner and the Partnership in good standing with the Registrar of Companies and the Registrar of Exempted Limited Partnerships under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies and the Registrar of Exempted Limited Partnerships within the time frame prescribed by law.

4.6
Under the laws of the Cayman Islands any term of the Partnership Agreement may be amended or by the conduct of the parties thereto, notwithstanding any provision to the contrary contained in the relevant agreement.

4.7
Section 19(1) of the Law requires a general partner of an exempted limited partnership to act at all times in good faith and, subject to any express provisions of the partnership agreement to the contrary, in the interests of that partnership and any provision of the Partnership Agreement which purports to waive or reduce this responsibility may not be enforceable.

4.8
In the case of an exempted limited partnership formed under the Law the general partner(s) are liable for partnership debts (i.e. debts validly contracted by them on behalf of the partnership) to the extent the partnership assets are insufficient to meet those debts, and the liability of the limited partners is limited to the extent provided in the Law.  The general partner(s) of an exempted limited partnership (or any agent or delegate of the general partner(s)) enter into all agreements and contracts on behalf of the exempted limited partnership under general legal principles of agency as modified by the terms of the partnership agreement, the Law and the Partnership Act (As Revised).  Under the terms of the Law, any right or property of the exempted limited partnership which is conveyed to or vested in or held either:

(a)	on behalf of any one or more of the general partners; or

(b)	in the name of the exempted limited partnership,

is an asset of the exempted limited partnership held upon trust in accordance with the terms of the Law.

4.9
A certificate, determination, calculation or designation of any party to a Partnership Agreement as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.10
We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in any of the Partnership Agreement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the headings "Legal Matters", "Protection of Minority Shareholders", "Shareholders' Suits" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.  We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Partnership Agreement and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to and for the benefit solely of the addressees and may not be relied upon by any other person for any purpose, nor may it be transmitted or disclosed (in whole or in part) to any other person without our prior written consent, except as required by law.

Yours faithfully

/s/ Maples and Calder
Maples and Calder (Cayman) LLP

Schedule

Addressees

The General Partner
The Partnership
KKR Capital Markets LLC

KKR Group Holdings Corp.
Suite 302, 4001 Kenneth Pike,
Wilmington, DE 19801, United States

31 March 2021
To:	Maples and Calder
PO Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands

KKR Group Partnership L.P. (the "Partnership")

I, the undersigned, being duly authorised on behalf of KKR Group Holdings Corp., the general partner of the Partnership, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law.  Capitalised terms used in this certificate have the meaning given to them in the Opinion.  I hereby certify that as at the date of this certificate:

1
The Partnership Agreement remains in full force and effect and has not been terminated or amended in any way and, to the best of my knowledge and belief, no breaches of the Partnership Agreement have occurred.  No event has occurred to effect the termination or dissolution or de-registration of the Partnership.

2	The General Partner is validly formed, existing and in good standing under the laws of the State of Delaware and is a general partner of the Partnership.

3	The General Partner has not entered into any mortgages, charges, liens or security interests over the property or accounts of the Partnership.

4	No event has occurred to effect the termination or dissolution or de-registration of the General Partner.

5
The General Partner has properly and validly authorised the execution of the Partnership Agreement and any required resolutions and authorisations were duly adopted, are in full force and effect at the date of this certificate and have not been amended, varied or revoked in any respect.

6
The partnership records of the Partnership required to be maintained at its registered office in the Cayman Islands are complete and accurate in all material respects and all minutes and resolutions filed thereon represent a complete and accurate record in all material respects of all meetings of the Partners duly convened in accordance with the Partnership Agreement and all resolutions passed by written consent as the case may be.

7
The shareholders or members of the General Partner and the partners of the Partnership have not restricted the power of the General Partner or the Partnership in any manner relevant to the Partnership Agreement.

8
Prior to, at the time of, and immediately following the execution of the Partnership Agreement and the each Guarantee, the General Partner was, or will be, able to pay (i) its debts as they fell, or fall, due and (ii) the Partnership's debts as they fell, or fall, due out of the Partnership’s assets.

9
To the best of my knowledge and belief, neither the General Partner nor the Partnership are subject to an action, suit or proceeding pending before any court (judicial or administrative) or arbitral tribunal in any jurisdiction and no such proceedings have been threatened against the Partnership or the General Partner.  No steps have been taken to commence the winding up, dissolution or de-registration of the General Partner nor have the directors, the members, the partners or the shareholders taken any steps to have the General Partner struck off or placed in liquidation.  No steps have been taken to wind up, dissolve or de-register the Partnership.  No receiver has been appointed over any of the General Partner's or the Partnership's property or assets.

10
Neither the General Partner nor the Partnership is a central bank, monetary authority or other sovereign entity of any state and neither is a subsidiary, direct or indirect, of any sovereign entity or state.

11
To the best of my knowledge and belief, the execution and delivery of the Partnership Agreement does not breach or conflict with any other agreement to which the General Partner or the Partnership has entered into prior to or on the date of this certificate and the execution of each Guarantee falls within the permitted purposes of the Partnership Agreement and the General Partner has obtained all necessary consents on behalf of the Partnership.

12
The  General Partner considers the transactions contemplated by the each Guarantee to be of commercial benefit to the  General Partner and the Partnership and has acted (i) in good faith; (ii) in the best interests of the  General Partner; (iii) subject to any express provisions of the  Partnership Agreement to the contrary, in the interests of the Partnership; and (iv) for a proper purpose of the  General Partner and the Partnership, in relation to the transactions which are the subject of the Opinion.

13
Each of the Limited Partner and KKR Holdings L.P. is a limited partner of the Partnership and KKR Associates Holdings L.P. is a limited partner of the Limited Partner.  The Limited Partner has been duly admitted to the Partnership as a limited partner within the meaning of the Law.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signed:	/s/ Robert H. Lewin
	Name:	Robert H. Lewin
	Title:	Authorised signatory of KKR Group Holdings Corp.